Exhibit 99.1

For further information, contact:

Rebecca J. Demy, Principal Accounting Officer

Office:  (503) 257-8766, Ext. 455

Fax:  (503) 251-5473 / E-mail: rebeccademy@trm.com

TRM Announces Financial Results for Second Quarter 2003

Portland, Oregon: August 4, 2003 — TRM Corporation (NASDAQ: TRMM) today reported net income for the quarter ended June 30, 2003 of $1.15 million ($.16 per share, or $.11 per share after preferred dividends) compared to a net loss of $404,000 (($.06) per share, or ($.11) per share after preferred dividends) for the same period in 2002. For the six-month period ending June 30, 2003, the Company reported net income of $1.90 million ($.27 per share, or $.16 per share after preferred dividends) as compared to a net loss of $741,000 (($.10) per share, or ($.21) after preferred dividends) for the same period of 2002.

Net sales grew to $20.22 million, representing an increase of $2.53 million (or 14.3%) when compared to the second quarter of 2002, attributable primarily to unit expansion and higher pricing throughout the Company’s ATM network.  ATM operations produced net sales of $8.76 million during the second quarter of 2003, representing an increase of $3.28 million (or 60.0%) as compared to the same period in the prior year.  Photocopy net sales were $11.11 million for the quarter ended June 30, 2003, down from $11.63 million during the same quarter of 2002.  This decrease reflects declining overall copy volumes.

Operating income increased to $2.00 million for the second quarter as compared to an operating loss of $199,000 for the same period in 2002, and income from continuing operations increased to $1.71 million as compared to a loss from continuing operations of $674,000 for the same quarter in 2002.  Labor expense for the second quarter declined approximately $893,000 to $5.49 million when compared to the same period in 2002.

As of May 15, 2003, the Company and its primary lender (Bank of America N.A.) executed a new loan agreement which replaced the Company’s revolving loan on substantively more favorable terms (including an interest rate reduction of 150 basis points per annum). The new facility includes a $15,000,000 term loan maturing in 2006 and a $4,000,000 revolving line of credit maturing April 30, 2004.

At June 30, 2003, the Company’s ATM network consisted of 3,273 revenue-generating machines deployed throughout the United Kingdom and United States, which represents an increase of 594 ATM machines when compared to the same date in 2002.  Photocopy locations at June 30, 2003 totaled 27,670, a decrease of 675 locations when compared to the same date in 2002, related primarily to elimination of non-profitable locations.

FORWARD LOOKING STATEMENTS

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for the Company’s services; access to capital; maintaining satisfactory relationships with the Company’s banking partners; technological change; the ability of the Company to control costs and expenses; competition and the Company’s ability to successfully implement its planned growth.  Additional information on these factors, which could affect the Company’s financial results, is included in its Securities and Exchange Commission filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement.  Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

-Attachments 1, 2 and 3 follow-

Attachment 1

TRM Corporation

Consolidated Statements of Operations

 (In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	06/30/02	06/30/03	06/30/02	06/30/03
Sales	$21,556	$24,366	$42,172	$46,780
Sales discounts	3,866	4,151	7,360	7,877

Net sales	17,690	20,215	34,812	38,903
Cost of sales	11,079	11,950	21,647	23,036

Gross profit	6,611	8,265	13,165	15,867
Selling, general and administrative expense	6,810	6,264	13,265	12,063

Operating income (loss)	(199)	2,001	(100)	3,804

Other expense:
Interest	402	238	846	568
Other, net	73	49	(1)	262
Income (loss) before minority interest	(674)	1,714	(945)	2,974

Minority interest in losses of consolidated subsidiary	0	0	72	0

Income (loss) from continuing operations before income taxes	(674)	1,714	(873)	2,974
Provision (benefit) for income taxes	(270)	566	(396)	1,073
Income (loss) from continuing operations	(404)	1,148	(477)	1,901

Loss from discontinued operations	0	0	(264)	0

Net income (loss)	$(404)	$1,148	$(741)	$1,901

BASIC AND DILUTED PER SHARE INFORMATION:

Income (loss) from continuing operations	$(404)	$1,148	$(477)	$1,901
Preferred stock dividends	(375)	(375)	(750)	(750)
Income (loss) from continuing operations available to common shareholders	$(779)	$773	$(1,227)	$1,151

Weighted average common shares outstanding	7,060	7,060	7,060	7,060

Dilutive effect of stock options	0	37	0	19
Weighted average common shares outstanding, assuming dilution	7,060	7,097	7,060	7,079
Basic and diluted income (loss) per share:
From continuing operations	$(0.11)	$0.11	$(0.17)	$0.16
Discontinued operations	0.00	0.00	(0.04)	0.00
Net income (loss)	$(0.11)	$0.11	$(0.21)	$0.16

Attachment 2

TRM Corporation

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2002	June 30, 2003
Assets

Current assets:
Cash and cash equivalents	$2,127	$4,409
Accounts receivable, net	6,084	5,221
Inventories, net	947	1,720
Prepaid expenses and other	778	1,075
Deferred tax asset	876	727
Total current assets	10,812	13,152
Equipment, less accumulated depreciation	67,916	66,160
Intangible assets, less accumulated amortization	72	72
Other assets	1,773	1,528
Total assets	$80,573	$80,912

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$2,231	$1,677
Accrued expenses	7,932	6,708
Income taxes payable	3	0
Current portion of litigation settlement	1,050	0
Current portion of long-term debt	21	3,022
Current portion of obligations under capital leases	1,508	2,088
Total current liabilities	12,745	13,495

Litigation settlement	738	0
Long-term debt	16,709	12,057
Obligations under capital leases	2,579	3,406
Deferred tax liability	2,203	3,254
Other long-term liabilities	128	104
Preferred dividends payable	3,377	4,127
Total liabilities	38,479	36,443

Shareholders’ equity:
Preferred stock	$19,798	$19,798
Common stock	19,026	19,026
Additional paid-in capital	63	63
Accumulated other comprehensive income (loss)	(738)	486
Retained earnings	3,945	5,096
Total shareholders’ equity	42,094	44,469
	$80,573	$80,912

Attachment 3

TRM Corporation

Supplemental Data

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	06/30/02	06/30/03	06/30/02	06/30/03

Net Sales:
Photocopy	$11,629	$11,105	$23,250	$21,801
ATM	5,475	8,758	10,338	16,148
S-3 Corporation	586	352	1,224	954
	$17,690	$20,215	$34,812	$38,903

Income (loss) before interest, taxes, minority interest:
Photocopy	$566	$1,416	$1,670	$2,877
ATM	(893)	742	(2,010)	881
S-3 Corporation	55	(206)	(23)	(216)
	$(272)	$1,952	$(363)	$3,542